Exhibit 99.1

Contact:   Edward F. Seserko

    President and CEO
    (412) 681-8400

     For Immediate Release
     May 10, 2011

EUREKA FINANCIAL CORP. ANNOUNCES EARNINGS
FOR THE THREE AND SIX MONTHS ENDED MARCH 31, 2011

Pittsburgh, Pennsylvania – Eureka Financial Corp., (the “Company”), the parent holding company for Eureka Bank (the “Bank”), Pittsburgh, Pennsylvania, today announced earnings for the three months ended March 31, 2011 of $299,000, or $0.23 basic and diluted earnings per share, as compared to net income of $223,000, or $0.17 basic and diluted earnings per share, for the three months ended March 31, 2010.  For the six months ended March 31, 2011, the Company reported net income of $542,000, or $0.41 basic and diluted earnings per share, as compared to net income of $458,000, or $0.35 basic and diluted earnings per share, for the six months ended March 31, 2010.  The increase in net income for the three and six months ended March 31, 2011 was attributable to increased income from investment securities and a decreased cost of funds, offset by increased non-interest expenses.

At March 31, 2011, assets increased $9.9 million, or 7.8%, to $137.2 million from $127.3 million at September 30, 2010, primarily due to a $4.7 million increase in cash and cash equivalents and a $3.7 million increase in investment securities.  These increases were funded by the increase in deposits and the proceeds from the Company’s stock offering in connection with the Bank’s second-step conversion.  Also, at March 31, 2011, loans receivable, net increased $2.6 million, or 2.6%, to $100.6 million from $98.0 million at September 30, 2010, primarily due to an increase in one- to four-family and construction loans.

The Bank, founded in 1886, is a federally chartered stock savings bank and operates two offices in Pittsburgh.  The Company’s common stock trades in the over-the-counter market under the symbol “EKFC.”

The foregoing material may contain forward-looking statements concerning the financial condition, results of operations and business of the Company.  We caution that such statements are subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

	EUREKA FINANCIAL CORPORATION
	Selected Financial Data
	(Dollars in thousands except per share data)

	(Unaudited)
	March 31,	September 30,
	2011	2010

Total assets	$137,239	$127,309
Cash and investments	31,256	22,968
Loans receivable, net	100,591	98,034
Allowance for loan losses	(940)	(905)
Deposits	115,077	111,044
Total liabilities	116,431	113,180
Stockholders' equity	$20,808	$14,129

Nonaccrual loans	$46	$58
Repossessed real estate	0	0
Total nonperforming assets	$46	$58

Allowance for loan losses to nonperforming loans	2043.48%	1560.34%
Nonperforming loans to net loans	0.05%	0.06%
Nonperforming assets to total assets	0.03%	0.05%
Book value per share	$15.83	$11.20
Number of common shares outstanding	1,314,705	1,261,231

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2011	2010	2011	2010

Interest income	$1,671	$1,521	$3,279	$3,048
Interest expense	452	516	938	1,061
Net interest income	1,219	1,005	2,341	1,987
Provision for loan losses	18	15	35	20

Net interest income after provision for loan losses	1,201	990	2,306	1,967
Noninterest income	18	15	37	34
Noninterest expense	714	666	1,425	1,283

Income before income taxes	505	339	918	718
Income tax (benefit) expense	206	116	376	260

Net income	$299	$223	$542	$458